STATEMENT OF DESIGNATIONS

OF

PERFORMANCE SHIPPING INC.
Reg. No. 38911

Pursuant to Section 35(5) of the Business Corporations Act

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was

FILED ON

December 20, 2021

NON RESIDENT

Charisma Tompkins
Deputy Registrar

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
SERIES B CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK
OF
PERFORMANCE SHIPPING INC.
The undersigned, Mr. Andreas Michalopoulos, does hereby certify:
1. That he is the duly elected and acting Chief Executive Officer of Performance Shipping Inc., a Marshall Islands corporation (the "Company").
2. That, pursuant to the authority conferred by the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), the Company's Board of Directors (the "Board of Directors"), at a meeting of said Board held on December 2, 2021, adopted the following resolution creating a series of preferred shares of the Company designated as "Series B Convertible Cumulative Perpetual Preferred Stock."
RESOLVED, that a series of preferred stock, par value $0.01 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
Section 1.  Designation and Amount.
The shares of such series of preferred stock created hereby shall be designated the "Series B Convertible Cumulative Perpetual Preferred Stock" (the "Series B Preferred Shares"), par value $0.01 per share. The authorized number of Series B Preferred Shares shall initially be 1,200,000, which number the Board of Directors may from time to time increase or decrease (but not below the number then-outstanding). Series B Preferred Shares that are repurchased, converted or otherwise acquired by the Company shall be canceled and shall revert to the status of authorized but unissued preferred shares of the Company, undesignated as to series.
Section 2.  Liquidation.
(a) Upon the occurrence of any Liquidation Event, holders of Series B Preferred Shares shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series B Preferred Shares in an amount equal to $25.00, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends have been declared) (the "Series B Liquidation Preference").
For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), on such Senior Securities before any distribution shall be made to the holders of Series B

Preferred Shares or any Parity Securities and (y) the holders of Series B Preferred Shares shall be entitled to the Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), per Series B Preferred Share, in cash, concurrently with any distribution made to the holders of Parity Securities and before any distribution shall be made to the holders of Common Stock or any other Junior Securities. Holders of Series B Preferred Shares shall not be entitled to any other amounts from the Company, in their capacity as holders of Series B Preferred Shares, after they have received the Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared). The payment of the Series B Liquidation Preference shall be a payment in redemption of the Series B Preferred Shares such that, from and after payment of the full Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), any such Series B Convertible Preferred Shares shall thereafter be canceled and no longer be outstanding.
(b) In the event of any distribution or payment described in Section 2(a) above where the Company's assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), for such Series B Preferred Shares and Parity Securities, the Company's then remaining assets or proceeds thereof legally available for distribution to shareholders of the Company shall be distributed among the holders of outstanding Series B Preferred Shares and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared).
(c) After payment of the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared) to the holders of the outstanding Series B Preferred Shares and any Parity Securities, the Company's remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Securities then outstanding according to their respective rights and preferences.
Section 3.  Dividends.
(a) Dividends on each Series B Preferred Share (the "Series B Dividends") shall be cumulative and shall accrue at the Series B Dividend Rate from and including the Original Issuance Date (or, for any subsequently issued and newly outstanding Series B Preferred Shares, from the Payment Date immediately preceding the issuance date of such Series B Preferred Shares) to, but excluding, the next Dividend Payment Date (or earlier redemption date), whether or not such Series B Dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends.
(b) When, as, and if declared by the Board of Directors, the Series B Dividends shall be payable quarterly in arrears on each of March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2022 (each such date, a "Dividend Payment Date", provided that if any such Dividend Payment Date is a day that is not a Business Day, the dividend with respect to such Dividend Payment Date shall instead be payable on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. Series B Dividends that are payable on any Dividend Payment Date will be payable to holders of record of Series B Preferred Shares as they appear on the stock register of the Company on the applicable record date, which shall be the 1st calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day. Series B Dividends shall be computed based on a 360-day year consisting of twelve 30-day months.
(c) Series B Dividends shall be paid in cash, or at the Company's election, shares of Common Stock valued at the volume-weighted average price of the Common Stock for the 10 trading days prior to the Dividend Payment Date.
(d) Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Company shall pay those Series B Dividends, if any, that shall have been declared by the Board of Directors to the Paying Agent or, if there is no Paying Agent at the relevant time, to the holders of Series B Preferred Shares as such holders' names appear on the Company's share transfer books maintained by the Company's registrar and transfer agent on the Dividend Record Date.
(e) No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative Series B Dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective Series B Dividend Payment Dates.
(f) Accumulated Series B Dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to holders on the record date for such payment, which may not be more than 60 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series B Dividends in arrears on all outstanding Series B Preferred Shares and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been declared and set apart, payment of accumulated dividends in arrears on the Series B Preferred Shares and any such Parity Securities shall be made in order of their respective dividend payment dates, commencing with the oldest. If less than all dividends payable with respect to all holders of Series B Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of Series B Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative Series B Dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares. Declared Series B Dividends shall be paid to the Paying Agent in same-day funds on each Dividend Payment Date. The Paying Agent shall be responsible for holding or disbursing such payments to Series B Preferred Holders in accordance with the instructions of such holders of Series B Preferred Shares. In certain circumstances, dividends may be paid by check mailed to the registered address of the Series B Preferred holder, unless, in any particular case, the Company elects to pay by wire transfer.

Section 4.  Voting Rights.
Except as may be provided in the Business Corporations Act of the Republic of the Marshall Islands or as otherwise provided herein, a holder of Series B Preferred Shares shall not have any voting rights, provided that, for so long as any Series B Preferred Shares remain issued and outstanding, the Company shall not, without first obtaining the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, adopt any amendment to the Company's Amended and Restated Articles of Incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares.
Section 5.  Conversion Rights.
The holders of the Series B Preferred Shares shall have the following rights with respect to the conversion of such Series B Preferred Shares into Series C Preferred Shares (the "Conversion Rights"):
(a) Optional Conversion Right of the Holders. Subject to the terms and conditions of this Section 5 (including the conversion procedures set forth below), at any time and from time to time during the Series B Conversion Period, each Series B Preferred Share may be converted, at the option of the holder and for additional cash consideration of $7.50 per converted Series B Preferred Share (the "Conversion Price"), into two Series C Preferred Shares (the "Optional Conversion Right"). The applicable conversion price (the "Conversion Price") shall be subject to adjustment from time to time in accordance with Section 5(b) hereof.
(b) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:
(1) Upon Capital Reorganization or Reclassification. If the Series C Preferred Stock issuable upon the conversion of the Series B Preferred Shares shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a reorganization, merger, or consolidation or sale provided for elsewhere in this Section 5(b), then and in each such event the holder of each share of Series B Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Series C Preferred Stock into which such Series B Preferred Shares might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.
(2) Upon Reclassification, Merger or Sale of Assets. If, at any time or from time to time, there shall be a capital reorganization of the Series C Preferred Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 5(b) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that holders of Series B Preferred Shares, as the case may be, shall thereafter be entitled to receive upon conversion of the Series B Preferred Shares, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its Series B Preferred Shares immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(b) with respect to the rights of the holders of the Series B Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5(b), including adjustment of the Conversion Price then in effect for the Series

B Preferred Shares and the number of shares issuable upon conversion of the Series B Preferred Shares shall be applicable after that event in as nearly equivalent a manner as may be practicable.
(c) Exercise of Conversion Right.
(1) In order for a holder of Series B Preferred Shares to exercise the Optional Conversion Right during the Conversion Period, such holder must (A) submit a copy of a fully executed notice of conversion, substantially in the form attached hereto as Annex A, (B) surrender the certificate or certificates evidencing such holder's Series B Preferred Shares (to the extent they were issued in certificated form) to be converted and duly endorsed in a form satisfactory to the Company, at the office of the Company or, if held electronically, cause the transfer of such shares to the Company through the facilities of DTC, and (C) pay the Conversion Price to the Company as set forth herein.
(2) Series B Preferred Shares shall be deemed to have been converted immediately prior to the close of business on the day (the "Conversion Date") of surrender of such Series B Preferred Shares for conversion in accordance with the foregoing provisions. Upon the conversion of the Series B Preferred Shares, the Series B Preferred Shares so converted shall not be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever and shall constitute only the right to receive such number of shares of Series C Preferred Stock as may be issuable upon such conversion. As promptly as practicable on or after the Conversion Date, the Company shall issue and shall deliver at any office or agency of the Company maintained for the surrender of Series B Preferred Shares a certificate or certificates for the number of full shares of Series C Preferred Stock issuable upon conversion or such shares shall be issued in book-entry form and deposited at an account in the name of the holder of record maintained at the Company's transfer agent.
(3) In the case of any certificate evidencing Series B Preferred Shares which is converted in part only, upon such conversion the Company shall execute and deliver a new certificate representing an aggregate number of Series B Preferred Shares equal to the unconverted portion of such certificate.
(4) Notwithstanding anything to the contrary contained herein, if any Series C Convertible Stock underlying the Series B Preferred Shares is issued prior to one year after the Original Issuance Date for such Series B Preferred Shares, such Series C Convertible Stock shall be issued in certificated form with an appropriate legend to the effect that it can only be sold in a transaction registered under the Securities Act of 1933, as amended, or in a transaction exempt from such registration.
(d) Cancelation of Converted Series B Preferred Shares. All Series B Preferred Shares delivered for conversion shall be delivered to the Company to be canceled.
Section 6.  Optional Redemption.
(a) The Company shall have the right at any time, and from time to time, on or after the one-year anniversary of the Original Issuance Date to redeem, at its option, in whole or in part, the Series B Preferred Shares. Any such optional redemption shall be effected only out of funds legally available for such purpose. The Company may undertake multiple partial redemptions. Subject to the first sentence of this paragraph, any such redemption shall occur on a date set by the Company (the "Series B Redemption Date").
(b) The Company shall effect any such redemption by paying cash for each Series B Preferred Share to be redeemed equal to the Series B Liquidation Preference, plus the amount of any accrued and unpaid dividends thereon to and including the date of redemption, for such Series B Preferred

Shares on such Series B Redemption Date (the "Series B Redemption Price"). The Series B Redemption Price shall be paid by the Paying Agent to the holders of Series B Convertible Preferred Shares.
(c) The Company shall give notice of any redemption not less than 30 days and not more than 60 days before the scheduled Series B Redemption Date, to the holders of Series B Preferred Shares to be redeemed, as such holders' names appear on the Company's share transfer books maintained by its registrar and transfer agent, at the address of such holders shown therein. Such notice (the "Series B Redemption Notice") shall state: (1) the Series B Redemption Date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder of Series B Preferred Shares, (3) the Series B Redemption Price, (4) the place where the Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Series B Redemption Price therefor and (5) that dividends on the Series B Preferred Shares to be redeemed shall cease to accrue from and after such Series B Redemption Date.
(d) If the Company elects to redeem less than all of the outstanding Series B Preferred Shares, the number of shares to be redeemed shall be determined by the Company, and such Series B Preferred Shares shall be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares. The Series B Redemption Price will be paid by the Paying Agent to the holders of Series B Preferred Shares on the Series B Redemption Date. The aggregate Series B Redemption Price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed Series B Preferred Shares. The Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Designation (including the Company's right, if it elects so, to redeem all or part of the Series B Preferred Shares outstanding at any relevant time in accordance with this Section 6 (including this paragraph (d)).
(e) If the Company gives or causes to be given a Series B Redemption Notice, then the Company shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which such Series B Redemption Notice shall have been given no later than 10:00 a.m., New York City time, on the Series B Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series B Redemption Price to the holders of Series B Preferred Shares thereof upon surrender or deemed surrender of such Series B Preferred Shares. If the Series B Redemption Notice shall have been given, then from and after the Series B Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series B Redemption Notice, all Series B Dividends on such shares shall cease to accrue, and all rights of holders of such Series B Preferred Shares as holders of Series B Preferred Shares with respect to such Series B Preferred Shares shall cease, except the right to receive the Series B Redemption Price, and such Series B Preferred Shares shall not thereafter be transferred on the books of the transfer agent or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series B Redemption Price of the shares to be redeemed), and the holders of any Series B Preferred Shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including, but not limited to, redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Series B Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request, after which repayment, the holders of Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to the Company.

(f) Any Series B Preferred Shares that are redeemed or otherwise acquired by the Company shall be canceled and shall constitute Preferred Shares subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the Series B Preferred Shares shall have been called for redemption, upon surrender of any certificate representing Series B Preferred Shares to the Paying Agent, the Paying Agent shall issue to the holders of Series B Preferred Shares a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption. Notwithstanding any Series B Redemption Notice, there shall be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full Series B Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.
(g) Notwithstanding anything to the contrary in this Certificate of Designation, in the event that full accrued dividends on the Series B Preferred Shares and any Parity Securities shall not have been paid or declared and set apart for payment, the Company may not repurchase, redeem or otherwise acquire, (1) any Series B Preferred Shares or Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any Common Stock and any other Junior Securities, except pursuant to an exchange for or, conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.

Section 7.  Rank.
The Series B Preferred Shares shall be deemed to rank:
(a) Senior to (i) the Common Stock and (ii) each other class or series of capital stock established after the Original Issue Date, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to with the Common Stock as "Junior Securities");
(b) On a parity with any class or series of capital stock established after the Original Issue Date with terms expressly providing that such class or series ranks on a parity with the Series B Preferred Shares as to dividends and distributions upon any Liquidation Event (collectively referred to as "Parity Securities"); and
(c) Junior to each other class or series of capital stock made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to as "Senior Securities").
The Company may issue Junior Securities and Parity Securities and, subject to any approvals required by the holders of Series B Preferred Shares pursuant to Section 4, and Senior Securities from time to time in one or more classes or series without the consent of the holders of Series B Preferred Shares. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such class or series before the issuance of any shares of such class or series.
Section 8.  Certain Definitions. The following terms shall have the following respective meanings herein:
"Business Day" means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.
"Common Stock" means the common stock of the Company, par value $0.01 per share.
"Liquidation Event" means the occurrence of a liquidation, dissolution, winding up of the affairs of the Company, whether voluntary or involuntary. The term "Liquidation Event" is deemed to include the sale, lease or conveyance of all or substantially all of the Company's assets, on a consolidated basis, other than in the usual or regular course of its business, a merger or consolidation of the Company, or a change in control of the Company.
"Liquidation Preference" means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 2(a) of this Certificate of Designation and with respect to any holder of any class or series of capital stock of the Company, the amount otherwise payable to such holder in such distribution with respect to such class or series of capital stock (assuming no limitation on the assets of the Company available for such distribution). For avoidance of doubt, for the foregoing purposes the Series B Liquidation Preference is the Liquidation Preference with respect to the Series B Preferred Shares.
"Original Issuance Date" means the date on which the Series B Preferred Shares are first issued in connection with the closing of the Company's offer to exchange Series B Preferred Shares for outstanding shares of Common Stock, dated on or about December 20, 2021.

"Paying Agent" shall mean the payment agent appointed by the Company, acting in the capacity of paying agent for the Series B Preferred Shares.
"Record Holder" means the Person in whose name Series B Convertible Preferred Shares is registered on the books of the Transfer Agent as of, unless otherwise set forth in this Certificate of Designation, the opening of business on a particular Business Day.
"Series B Conversion Period" means the 30-day period, commencing on the date that is the later of (i) the 31st calendar day following the Original Issuance Date and (ii) the date on which the Company notifies the holders of Series B Preferred Shares that the issuance of Series C Preferred Shares upon exercise of the Series B Conversion Right is covered under an effective registration statement that is filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or the date that the Company notifies the holders of Series B Preferred Shares that it has determined, in its sole discretion, that the issuance of such Series C Preferred Shares is exempt from the registration requirements of the Securities Act.
"Series B Dividend Rate" means a rate equal to 4.00% per annum of the Series B Liquidation Preference per Series B Preferred Share.
"Series C Preferred Shares" means shares of the Series C Convertible Cumulative Perpetual Preferred Stock, par value $0.01 and $25.00 liquidation preference, that will be established by the Company, and which are expected to have certain preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges substantially as set forth in the summary of terms, attached as Exhibit A hereto.
Section 9.  Limited Right to Amend. Notwithstanding anything to the contrary set forth herein, this Certificate of Designation may be amended to extend or defer the period in which the Series B Conversion Right may be exercised, with the affirmative vote or consent of at least a majority of the outstanding Series B Preferred Shares together with the consent of the Company.
[Remainder of page intentionally left blank. Signature page to follow.]

I further declare under penalty of perjury that the matters set forth in this Certificate of Designation are true and correct of my own knowledge.
Executed in Athens, Greece, on December 20, 2021

/s/ Andreas Michalopoulos
Andreas Michalopoulos
Chief Executive Officer

ANNEX A
FORM OF
NOTICE TO EXERCISE CONVERSION RIGHT
Reference is made to the Certificate of Designation, Preferences and Rights of Series B Convertible Cumulative Perpetual Preferred Stock (the "Series B Preferred Shares") of Performance Shipping Inc. (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of Series B Preferred Shares indicated below into shares of the Company's Series C Convertible Cumulative Perpetual Preferred Stock (the "Series C Preferred Shares"), by tendering the stock certificate(s), if applicable, representing such Series B Preferred Shares specified below as of the date specified below.
Date: __________
Date of Conversion (not less than three business days after the date of this notice): __________
Number of Series B Preferred Shares to be Converted:  __________
Conversion Price: __________
Number of Series C Preferred Shares to be Issued: __________
Please issue the Series C Preferred Shares in accordance with the terms of the Certificate of Designation as follows:
  ☐  Deposit/Withdrawal At Custodian ("DWAC") system; or
  ☐  Physical Certificate
Issue to: __________
Address (for physical certificate): __________
E-mail:  __________
DTC Participant Number and Name (if through DWAC): __________
Account Number (if through DWAC):  __________

Name

Adddress

Please print name and address, including postal code number	(Signature)

Exhibit A
Summary of Certain Expected Terms of the Series C Convertible Cumulative Perpetual Preferred Stock of Performance Shipping Inc.
The Series C Convertible Cumulative Perpetual Preferred Stock (the "Series C Preferred Shares") will be established when Performance Shipping Inc. (the "Company") files the Certificate of Designation with the Registrar of Corporations of the Republic of the Marshall Islands. The following summary is a description of certain material anticipated terms of the Series C Preferred Shares, but does not purport to describe all the expected terms of the Series C Preferred Shares.
Liquidation Preference. The Series C Preferred Shares have a liquidation preference of $25.00 per share. Deemed liquidation events include a merger or consolidation of the Company, sale, lease or conveyance of all or substantially all of its consolidated assets (other than in the usual or regular course of its business), or a change in control of the Company.
Dividends. Holders of Series C Preferred Shares will be entitled to receive, when, as, and if declared by our Board of Directors, cumulating cash dividends out of legally available funds for such purpose, payable on each dividend payment date. Dividends on the Series C Preferred Shares offered hereby will accrue from the dividend payment date immediately preceding issuance at a rate of 5.00% per annum of the $25.00 per share liquidation preference of Series C Preferred Shares. The dividend rate is not subject to adjustment. At the Company's option, the Series C Dividend may be paid in cash or additional common shares of the Company, valued at the volume-weighted average price of the common stock for the 10 trading days prior to the dividend payment date.
Conversion to Common Shares. Each Series C Preferred Share will be convertible to Common Shares, at the option of the holder at any time and from time to time after 18 months from the date of issuance of such Series C Preferred Share, in whole or in part, at a conversion price equal to $5.50 per Common Share (adjusted for any stock splits, reverse stock splits or stock dividends). The conversion price shall be adjusted to the lowest price of issuance of common stock by the Company for any registered public offering following the original issuance of Series C Preferred Shares.
Voting. Each Series C Preferred Share shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share is then convertible multiplied by 10. Holders of the Series C Preferred Shares shall be entitled to vote with holders of Common Shares, voting together as a single class (except as provided below), with respect to all matters presented to the stockholders.
Without the prior written consent of holders of not less than a majority of the then outstanding Series C Preferred Shares, voting separately as a class, the Company shall not take any action described below:
a.
create any additional class or series of capital stock (or any security convertible into or exercisable for any class or series of capital stock ) that ranks superior to or in parity with the Series C Preferred in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting);

b.
increase or decrease the number of authorized shares of any series of preferred stock or authorize the issuance of or issue any shares of preferred stock (except for the Series B Convertible Cumulative Perpetual Preferred Stock);

c.	amend, alter, modify, or repeal the Certificate of Incorporation or the by-laws of the Company, or amend the organizational documents of any subsidiary;
d.	issue, or permit any subsidiary to issue, any indebtedness that would restrict the Company's ability to pay the stated dividend on the Series C Preferred (or amend any existing indebtedness to do so);
e.	declare bankruptcy, dissolve, liquidate, or wind up the affairs of the Company or any Subsidiary of the Company;
f.	effect, or enter into any agreement to effect, a change of control or sale of all or substantially all of the Company's consolidated assets;
g.	modify or change the nature of the Company's or any subsidiary's business; or
h.
enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Company's ability to perform its obligations under the Series C Preferred, including the ability of the Company to pay dividends or make any required liquidation payment.